Back to Form 8-K
Exhibit 99.1

WellCare Appoints Kenneth A. Burdick CEO and Board Member

TAMPA, Fla. (Dec. 15, 2014) — WellCare Health Plans, Inc. (NYSE: WCG) announced that its board of directors has appointed the company’s president and chief operating officer, Kenneth A. Burdick, as CEO, replacing David J. Gallitano, effective Jan. 1. Burdick is also now a member of WellCare’s board. Gallitano has served on an interim basis as the company’s CEO since November 2013, and will remain as WellCare’s non-executive chairman of the board.

“Ken demonstrates the kind of leadership that the board believes is necessary to lead WellCare into the future,” said Gallitano. “Over the past year, Ken has been instrumental in developing our strategy, building the infrastructure we need for the future and transforming our company's culture. Further, his extensive health care background will enable him to continue to effectively implement the company's long-term plans.”

"I'm very optimistic about WellCare’s mission and direction,” said Burdick. “We are making great progress on our strategic plan, and I’m honored to have the opportunity to lead this company into what is an exciting and promising future.”

Burdick joined WellCare in January 2014 as president, national health plans, and was promoted to president and chief operating officer in June 2014. Prior to joining the company, Burdick was CEO of Blue Cross and Blue Shield of Minnesota. From 2010 to 2012, Burdick was with Coventry Health Care as CEO of the Medicaid Division and also served as CEO of MHNet, Coventry’s behavioral health subsidiary. Before that, Burdick spent 14 years as an executive with UnitedHealth Group, rising through positions of increasing responsibility, including CEO of UnitedHealthcare Group’s commercial business where he held P&L responsibility for $26 billion in revenue, and CEO of UnitedHealthcare’s Medicare business. Burdick has served on a number of boards in the health care industry. He holds a bachelor’s degree in American Studies from Amherst College and a law degree from University of Connecticut School of Law.

 About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, including Medicaid, Medicare, Prescription Drug Plans and the Health Insurance Marketplace. Headquartered in Tampa, Fla., WellCare offers a variety of health plans for families, children, and the aged, blind and disabled. The company serves approximately 4 million members nationwide as of Sept. 30, 2014. For more information about WellCare, please visit the company's website at www.wellcare.com or view the company’s videos at http://youtu.be/tWeMyxFaxgE.

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CONTACTS:
Investor:	Media:
Drew Asher	Crystal Warwell Walker
Senior Vice President and Chief Financial Officer	Director, Corporate Public Relations
813-206-4421	813-206-2697
drew.asher@wellcare.com	crystal.walker@wellcare.com